MAXD Secures $2 Million Funding Commitment

SAN DIEGO, CA--(Marketwired - June 28, 2017) - Max Sound Corporation (OTCBB: MAXD) the innovators of MAXD HD Audio Technology and co-owners of the Optimized Data Transmission Technology patent portfolio, announced today that it has signed an agreement securing two million dollars in financing.

MAXDhasalready allocated a portion of the funding toconsolidate and pay down certain outstanding convertible debt notes, with the goal of reducing pressure on its stock, and giving the market some breathing room.

"We are pleased with this new financing, as it sends a message to the market that MAXD is fiscally strong and ready for an acceleration as we move forward with our global litigation strategy and closer to signing licensing deals. We believe that consolidating debt with a friendly, long-term, strategic financing partner will be beneficial to the Company, its Shareholders and Investors" said John Blaisure – CEO, Max Sound Corp.

About Max Sound Corporation: Creators of the acclaimed MAXD HD Audio, Max Sound can provide a better solution for Audio, Video and Data transmissions. Max Sound Corporation is the company that brings forth technologies for the betterment of our world, including being co-owners of the Optimized Data Transmission Technology patent portfolio. Max Sound®, MAXD® and MAXD Audio Perfected® and HD Audio® are registered trademarks. All other trademarks are the property of their respective owners. To learn more about the MAXD Technology, please visit http://maxd.audio.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Statements in this press release which are not purely historical, including statements regarding Max Sound's intentions, beliefs, expectations, representations, projections, plans or strategies regarding the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow or adequacy of capital resources, market acceptance risks, technical development risks, and other risk factors. The company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Max Sound disclaims any obligation and does not undertake to update or revise any forward-looking statements in this press release. Expanded and historical information is made available to the public by Max Sound Corporation and its Affiliates on its website http://maxd.audio or at http://www.sec.gov.

Contact:

Max Sound Corporation

info@maxsound.com